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                                                                 EXHIBIT 10-F-6


        Harvey Weinberg      Hartmarx Corporation
      Vice Chairman and      101 North Wacker Drive
Chief Executive Officer      Chicago, Illinois 60606
                             312 372-6300



                                                             October 23, 1989

Mr. James E. Condon
Vice President and Treasurer
Hartmarx Corporation
101 North Wacker Drive
Chicago, Illinois 60606

Dear Jim:

  The Board of Directors of Hartmarx Corporation ("Hartmarx") has authorized an amendment to your November 30, 1987 agreement with Hartmarx ("Agreement") in order to clarify its provisions pertaining to the "gross-up" of any sums payable to you which may become subject to an excise tax imposed under the Federal Internal Revenue Code.

  Accordingly, upon your acceptance of this amendment (by signing and returning the enclosed copy of this letter to Carey Stein) the second sentence of the last paragraph beginning on page 3 of your Agreement is hereby amended in its entirety to read as follows:

  "If any part of the Severance Payment is subject to the Excise Tax imposed by
  Section 4999 of the Internal Revenue Code (the "Code"), Hartmarx will also pay you an additional amount such that the net amount retained by you, after deduction of any such tax and any federal, state and local income tax upon the payment provided for by this paragraph, shall be equal to the Severance Payment plus any other payments or benefits treated as "parachute payments" within the meaning of Section 280G(b)(2) of the Code."

  All other terms and conditions of the Agreement are continued in full force and effect.

AGREED AND ACCEPTED:                   HARTMARX CORPORATION


/s/ James E. Condon                    By: /s/ Harvey A. Weinberg
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       (Executive)                     Its            CEO
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